SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

(6)

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement No.:

(3)	Filing party:

(4)	Date filed:

LETTER FROM OUR PRESIDENT

AND

PROXY STATEMENT

Year Ended September 30, 2014

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

Dear Hennessy Advisors Shareholder:	December 2014

As I look back at 2014, I realize that in this age of rapidly evolving technology, information is delivered and absorbed so quickly that it is difficult to remember what happened last week, let alone what’s happened over the course of an entire year. That is why I’d like to take a moment to recall some of the year’s highs and lows, economically, politically and socially, here in the U.S. and around the globe. 2014 was scarred by political partisanship, the Governor Christie bridge scandal, civil unrest in Ukraine and many other countries, the arrival of terrorist group ISIS, wildfires and flooding in many areas of the U.S., the tragedies of school shootings and the outbreak of Ebola. However, it was also a year marked with may positive memories: we survived a government shutdown over healthcare reform, Russia hosted the Winter Olympics, the Seattle Seahawks won their first ever Super Bowl, our home team San Francisco Giants won their third World Series in five years, jobs reports have been consistently, albeit anemically, improving and home prices remained relatively stable, after climbing back in 2013.

There have also been positive events in the financial services industry. During our fiscal year, Janet Yellen became the head of the Federal Reserve, calming the nerves of business and political leaders alike. Her strong leadership will be a life preserver to those of us running businesses, as the Fed continues to be a voice of reason in a sea of political and economic rhetoric. The Fed has also supported the economy and corporate America by helping keep interest rates reasonable and low. The stock market has continued its determined comeback from the lows of 2009, setting record highs.

Through all types of economic cycles we have remained focused on our proven business model. This fiscal year was no exception. In good and bad times, we have remained steadfast in the mission of our company to provide value for our shareholders. That is why we focus on protecting our cash, searching for strategic acquisitions, maintaining a consistent marketing and distribution campaign, fostering a strong culture of compliance and retaining a great team of professionals. I am proud to report that the Hennessy team has again provided fantastic results.

Fiscal year 2014 was a fantastic and record-breaking year for Hennessy Advisors. We earned $7.7 million in net income on revenue of $34.5 million. Our earnings per share grew 57% from $0.83 to $1.30. Our financial results were a direct result of our growth in assets under management. Total assets under management increased almost 37% from $4.03 billion at the beginning of the fiscal year, surpassing $5 billion under management in May, and reaching $5.52 billion at the end of our fiscal year (September 30, 2014). Our asset growth was driven by net inflows of approximately $837 million, and strong market appreciation of approximately $650 million. Fifteen of our sixteen mutual funds posted positive returns through the end of our fiscal year, and every one of our mutual funds had positive returns over the three- and five-year periods. Our company is fueled by well-performing funds, robust marketing and distribution efforts and our commitment to grow by strategic acquisitions.

Hennessy Advisors, Inc. stock benefitted from our solid financial results. From our initial public offering in May 2002, our stock has performed better than the Dow Jones Industrial Average, handsomely rewarding our original shareholders for their continued confidence. During fiscal year 2014, our stock price more than doubled. I am also very proud that beginning in early 2005 we have consistently rewarded our shareholders with a dividend, and on October 30, 2014, we increased that dividend by 25%.

Our strong financial performance was also complemented by many noteworthy milestones. Our company was once again named one of the “Best Places to Work” by the North Bay Business Journal. Our marketing team won four Mutual Fund Education Alliance (MFEA) Star Awards for our communications to retail mutual fund shareholders and to Financial Advisors, bringing our total to 13 awards over the past five years from this well-respected industry organization.

I realize that the economic and political landscapes still have some potholes. Economic progress and growth remain steady but slow, and unemployment, though improving, remains high. Oil prices are falling, giving consumers a bit more money in their pockets. While the midterm elections may not end all of the gridlock in Washington, hopefully we will receive clarity on the political headwinds of taxes and regulations, which have not advanced over the past several years. However, no matter how you slice politics, Republicans and Democrats will need to work together to resolve these important and difficult issues.

When the market fell 300 points on July 31st, I appeared on CNBC and advised investors to stay the course. I appeared again on October 16th in the midst of another market drop (nearly 5%), and I advised viewers and investors alike that the best thing they could do would be to remain calm and continue to look at the long-term fundamentals that are truly at play in the market today.

Corrections and volatility are normal in bull markets, and we’ve had several quarters without any real significant downturn. The pullbacks we experienced over the past few months were short-lived, as evidenced by the quick rebound to record high market levels. Additionally, seasonal factors and presidential cycles are also working in favor of the stock market. Historically since 1950, two of the best months for stocks have been November and December, and the period from late October through the first half of year seven during the eight years of a two-term presidency has been the strongest period for stocks. And, it feels to me like the current rally is right on track with these historical trends, and I firmly believe that we are still in a secular bull market. All bull markets experience corrections, and this bull run is in its 5th year, which means we have to be prepared to weather some volatility. Companies comprising the Dow Jones Industrial Average (DJIA) and the S&P 500 Index continue to have strong balance sheets, respectable fundamentals, and record cash flows and profits. I have consistently believed and believe today that the DJIA is headed to a level of 20,000 in the next three to four years.

U.S. corporations have driven shareholder value by making acquisitions, initiating and raising dividends, investing in internal infrastructure and buying back their stock. However, this year I began to see a shift in those business strategies. The easier to execute acquisitions seem to be a thing of the past, and firms now have to be even more creative to execute accretive deals. I also believe that while firms may continue to initiate dividends, fewer firms will raise their dividends and fewer firms will participate in stock buyback programs going forward. What will these cash-rich companies do with their capital if they are not raising dividends or buying back stock? I believe they will begin to initiate capital expenditure programs that will truly benefit economic growth.

I believe firms will choose to improve their margins by spending money to expand their sales, and they may even begin to hire in earnest. Once a competitor begins to move in this way, the cost to defer becomes real for companies. This movement to expansion may well be a catalyst to propel the financial markets. I do believe this will be a slow shift, but one that will keep the economy improving, and should, in my opinion, help generate reasonable market returns over the next few years. With approximately $3 trillion in cash and short-term investments sitting on the balance sheets of S&P 500 companies, the strategic shift to spend their idle capital should further the economic growth in the U.S.

While I am encouraged by the strong returns for the major U.S. financial market indices and performance of the Hennessy Funds, I still do not believe that investors have fully returned to investing in U.S. equities. Investments in fixed income and money market vehicles will continue to trickle into equities, and as they do, that will have a positive effect on the market.

Looking ahead to 2015, we will continue our proven business model, and we are excited to continue strengthening every aspect of our firm: expanding and refining our marketing and distribution efforts, consistently and strategically branding the Hennessy Funds, improving our cash flow and broadening our operations. We are fortunate to have a motivated and talented team to focus on our business and our shareholders, as well as a diligent and respected Board of Directors to help guide this company today and into the future.

Thank you for your continued confidence and investment in Hennessy Advisors, Inc. If you have any questions or would like to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Best regards,

Neil J. Hennessy

President, Chairman, and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 29, 2015

TO THE HOLDERS OF OUR COMMON STOCK:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 29, 2015, at 6:30 pm, PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The meeting will be held for the following purposes:

1.	to elect the following nine nominees as directors: Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, Henry Hansel, Brian A. Hennessy, Daniel G. Libarle, Rodger Offenbach, Susan Pomilia and Thomas L. Seavey;

2.	to approve an amendment to our Second Amended and Restated Bylaws that would increase the minimum and maximum size of our board of directors to 7 and 11, respectively;

3.	to ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for the fiscal year 2015; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” Proposals 1, 2, and 3. Only shareholders of record at the close of business on December 2, 2014 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate if you date, sign, and return the enclosed proxy as promptly as possible, or vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

Dated: December 15, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 29, 2015. The notice, proxy statement, annual report and form of proxy are available at www.hennessyadvisors.com/proxy.htm.

Page

VOTING SECURITIES	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	3

Section 16(a) Beneficial Ownership Reporting Compliance	6

Board of Directors and Standing Committees	6

Leadership Structure	8

Board Role in Risk Oversight	8

Policies and Procedures for Submitting Recommendations for Potential Nominees for Director and for Nominations for Directors by Shareholders for the 2016 Annual Meeting of Shareholders	8

Certain Transactions	10

EXECUTIVE OFFICERS	10

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	11

PROPOSAL NO. 2 APPROVAL OF THE AMENDMENT TO OUR SECOND AMENDED AND RESTATED BYLAWS	18

PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19

AUDIT COMMITTEE REPORT	20

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

OTHER MATTERS	21

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS	21

ANNUAL REPORT	22

EXPENSES OF SOLICITATION	23

ANNEX A - PROPOSED AMENDMENT TO ARTICLE III, SECTION 2 OF THE SECOND AMENDED AND RESTATED BYLAWS OF HENNESSY ADVISORS, INC.	A-1

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JANUARY 29, 2015

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. (“Hennessy Advisors,” the “company,” “we,” “us” or “our”) on or about December 15, 2014 in connection with the solicitation by our board of directors of proxies to be used at the 2015 annual meeting of shareholders. The meeting will be held on Thursday, January 29, 2015, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxy agents to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, or give your proxy by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA, you may nevertheless revoke your proxy at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. If your shares are held in “street name,” by your broker, fiduciary, custodian or other nominee, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. You must request this legal proxy from your bank or broker as they will not automatically supply one to you. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 2, 2014. As of December 2, 2014, we had outstanding and entitled to vote 6,024,621 shares of common stock. Each share of common stock entitles the holder to one vote. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining a quorum.

If you are a record holder (namely, you own your common stock in certificate form), you may vote by marking your vote on the enclosed proxy card and then signing it, dating it, and mailing it in the postage-paid envelope we have provided. Alternatively, you may vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian (collectively referred to herein as a “broker”), follow the directions given by your broker regarding how to instruct them to vote your shares. Your broker may permit you to vote by the Internet or by telephone. Whether or not you plan to attend the annual meeting, we urge you to vote your shares now.

Brokers holding shares of common stock for beneficial owners in “street name” must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on “routine” proposals, like the vote to ratify the selection of the independent registered public accounting firm, which means that a broker may vote on behalf of a beneficial owner in the broker’s discretion if the beneficial owner does not provide specific instructions to the broker. In the case of “non-routine” proposals, like the election of directors and the approval of the amendment to our Second Amended and Restated Bylaws, a broker may not vote on such proposals unless it receives specific instructions from the beneficial owner. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner. Under applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to Proposals 1 and 2, your broker may not vote with respect to such proposals.

For the election of directors, the nominees for director that receive the highest number of votes, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee for director and will have no effect on the outcome of the election.

For the approval of the amendment to our Second Amended and Restated Bylaws, the vote required is the affirmative vote of the majority of the shares entitled to vote for the proposal. Abstentions and broker non-votes will have the same effect as a vote “against” this proposal.

For the ratification of selection of the independent registered public accounting firm, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “against” this proposal. We do not expect any broker non-votes on this proposal because brokers have discretion under applicable rules to vote uninstructed shares on this proposal. In any event, broker non-votes will have no effect on the outcome of this proposal.

The following table shows information relating to the beneficial ownership as of December 2, 2014 of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned

Name	Number of Shares Owned	Percent of Class

Neil J. Hennessy(1)(2)	1,880,269	31.2%

Teresa M. Nilsen(1)(3)	80,578	1.3%

Daniel B. Steadman(1)(4)	29,311	0.5%

Henry Hansel(1)	113,219	1.9%

Brian A. Hennessy(1)(5)	225,671	3.8%

Daniel G. Libarle(1)(6)	52,922	0.9%

Rodger Offenbach(1)(7)	73,485	1.2%

Thomas L. Seavey(1)	40,461	0.7%

Susan W. Pomilia(1)(8)	50,625	0.8%

Charles M. Almond(9)	448,999	7.5%

All directors and executive officers (9 individuals)	2,546,541	42.3%

(1)	The mailing address for this person is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.
(2)	Includes (a) 1,852,519 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, (b) 7,500 shares held by Mr. Hennessy as custodian for his child, over which Mr. Hennessy has shared voting and dispositive power, and (c) 16,875 shares held solely by his spouse. Of these shares, 1,550,000 are pledged as security with respect to a personal loan from a financial institution.
(3)	Includes (a) 78,442 shares held jointly with her spouse, over which Ms. Nilsen has shared voting and dispositive power, (b) 1,124 shares held by Ms. Nilsen and by her spouse as custodian for their minor children, over which Ms. Nilsen has shared voting and dispositive power, and (c) 1,012 shares held solely by her spouse.
(4)	Includes 19,874 shares held jointly with his spouse, over which Mr. Steadman has shared voting and dispositive power.
(5)	Includes (a) 208,797 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 8,437 shares held solely by his spouse.
(6)	Includes 52,922 shares held jointly with his spouse, over which Mr. Libarle has shared voting and dispositive power.
(7)	Includes (a) 62,853 shares held jointly with his spouse, over which Mr. Offenbach has shared voting and dispositive power, and (b) 4,247 shares held solely by his spouse.
(8)	These 50,625 shares are held by her spouse. Ms. Pomilia may be deemed to share voting and dispositive power over the shares.
(9)	As reported by Mr. Almond, as of March 14, 2012, Charles M. Almond owned in the aggregate 448,999 shares of Hennessy Advisors, Inc. common stock. Mr. Almond’s principal business address is PO Box 2100, Mill Valley, CA 94941.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for a one-year term, until their successors are elected and qualified. Each of our nominees is currently a director who, with the exception of Ms. Pomilia, was previously elected by the shareholders. Ms. Pomilia was recommended as a director to our nominating committee by our Chief Executive Officer. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

Proxies will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees for director. Each nominee for director is presently available for election, and has consented to being named in this proxy statement and to serve, if elected. If any nominee for director should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “FOR” the election of each of its nominees for director. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

The information presented below for our incumbent directors includes information that each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly-held, of which he or she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our nominees for director have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 58) has served as chairman of the board, president, and chief executive officer of Hennessy Advisors since 1989 and as director and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 34 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1994 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 48) has served as a director, executive vice president, chief financial officer and secretary of Hennessy Advisors since 1989, and received an additional officer designation as the chief operating officer in October 2010. Ms. Nilsen is also the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 26 years, and earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen’s qualifications to serve on our board include her significant financial management, operational and leadership experience gained during her extensive career in the securities industry.

Daniel B. Steadman (age 58) has served as a director and executive vice president of Hennessy Advisors since 2000 and as the chief compliance officer of Hennessy Advisors since 2010. Mr. Steadman is also the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 38 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980. Mr. Steadman’s substantial experience in the financial services industry, as well as his significant experience in managing the strategic development of the company, enables him to provide the board with valuable insights and advice.

Henry Hansel (age 66) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes nine automobile dealerships, since 1982.

Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 61) has served as a director of Hennessy Advisors since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy was a self-employed dentist for more than 20 years, and is now retired. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Daniel G. Libarle (age 73) has served as a director of Hennessy Advisors since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. He served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until it was sold in 2002 and served as a director of Greater Bay Bancorp and was a member of its audit committee from 2003 until its sale to Wells Fargo in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he currently serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University. Mr. Libarle is an effective and knowledgeable member of our board of directors and brings with him years of essential business experience. Mr. Libarle employs his decades of experience on various boards and audit committees in the financial services industry to lead and guide our audit committee. He has extensive knowledge in reading and analyzing financial statements, and his role as a business owner also provides him with the operational knowledge to anticipate and mediate business-related issues.

Rodger Offenbach (age 63) has served as a director of Hennessy Advisors since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach was the owner of Ray’s Catering and Marin-Sonoma Picnics from 1973 to 2010. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma. Mr. Offenbach’s long experience as an employer and businessman has honed his understanding of financial statements and the complex issues that confront businesses. This, combined with his diligent and thoughtful service as a director over the years, along with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates, enabling him to provide the board with valuable input and oversight.

Thomas L. Seavey (age 68) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

Susan W. Pomilia (age 48) has served as a director of Hennessy Advisors since 2014. Ms. Pomilia has worked in the mortgage industry for almost 30 years. From 1985 to 2007, Ms. Pomilia worked for First Security Loan, where she opened the Larkspur branch. In 2007, she purchased her own branch of RPM mortgage and expanded locations to Mill Valley, Napa, San Rafael and Benicia. Ms. Pomilia’s experience managing dozens of employees and multiple branches provides her with excellent insight and business perception. This, combined with her exceptional service as the President of Cruisin’ with Susan non-profit organization and the Vice President of Pomilia Financial, Inc., provide her with a tremendous understanding of business in general and the financial industry specifically.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and 10% shareholders to file reports of initial ownership of our common stock (on Form 3) and changes in such ownership (on Form 4) no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Forms 4 and 5 filed with the Securities and Exchange Commission (the “SEC”) and information provided to us by our directors and officers during the fiscal year ended September 30, 2014, all required reports were filed on a timely basis.

Board of Directors and Standing Committees

Our board held four regular meetings and two special meetings during the fiscal year ended September 30, 2014. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2014. All members of the board except Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman and Brian A. Hennessy are considered independent under NASDAQ rules.

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Henry Hansel and Thomas L. Seavey, all of whom are considered independent under NASDAQ rules. The audit committee met four times during fiscal year 2014. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter, which is available on our website at www.hennessyadvisors.com. The audit committee reviews and reassesses its charter for adequacy on an annual basis. The responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the quarterly reviews and annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as Chairman of our audit committee since 2001, is an audit committee financial expert, as defined in the rules and regulations of the SEC, and is independent as defined by the rules adopted by the SEC and NASDAQ. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, as a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and as a director of the Exchange Bank, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Thomas L. Seavey (Chairman), Rodger Offenbach and Daniel G. Libarle, all of whom are considered independent under NASDAQ rules. The compensation committee met twice during fiscal 2014. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual cash bonuses and equity awards, which were approved on September 23, 2014. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the chief executive officer, after consultation with the other two members of the executive management team, recommends to the compensation committee the amount of base salary, cash bonus, company
401(k) contribution, and equity compensation of the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation, based on salary surveys, experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. Our compensation committee charter is available on our website at www.hennessyadvisors.com. The compensation committee reviews and reassesses its charter for adequacy on an annual basis.

Nominating Committee. The nominating committee presently is composed of all directors who qualify as independent under NASDAQ rules, which directors are presently Henry Hansel, Daniel G. Libarle, Rodger Offenbach, Susan W. Pomilia and Thomas L. Seavey. The nominating committee met once during fiscal 2014. The principal responsibilities of and functions to be performed by the nominating committee are established in the nominating committee charter, and includes making recommendations for nominees for director to the full board of directors for the next annual meeting of shareholders. The nominating committee’s charter is available on our website at www.hennessyadvisors.com.

Qualifications for consideration as a nominee for director may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy Advisors, time available for meetings and consultation regarding Hennessy Advisors’ matters, and other particular skills and experience possessed by the individual. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

Leadership Structure

Our board currently believes it is in the best interests of the company to combine the positions of chairman and chief executive officer because this provides the company with unified leadership and direction. In addition, our current chairman and chief executive officer has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs. The board has determined that its leadership structure is appropriate for the company.

Board Role in Risk Oversight

The board, together with the audit committee, has oversight for our risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our risks are managed in a sound manner. In this regard, the directors oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The board has determined that its risk oversight is appropriate for the company. The board has adopted the Code of Ethics for Hennessy Funds Trust and Hennessy Advisors, Inc. which applies to our directors and employees, the full text of which is available at www.hennessyadvisors.com. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Ethics.

Policies and Procedures for Submitting Recommendations for Potential Nominees for Director and for Nominations for Directors by Shareholders for the 2016 Annual Meeting of Shareholders

Shareholder Recommendations to Nominating Committee for Potential Nominees for Director

The nominating committee will consider recommendations for potential nominees for director from many sources, including members of the board, advisors, and shareholders. The names of such suggested nominees for director, together with appropriate biographical information, should be submitted for nominating committee consideration to our principal executive offices no later than August 18, 2015. Any candidates duly submitted by a shareholder or shareholder group will be reviewed and considered in the same manner as all other candidates as a potential nominee for the slate nominated by our board of directors.

In order to be a valid submission for recommendation to the nominating committee for a potential nominee for director, the form of the recommendation must set forth:

•	the name and address, as they appear on our records, of the shareholder recommending the persons, and the name and address of the beneficial owner, if any, on whose behalf the recommendation is made;

•	the number of shares of our common stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the recommendation is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the recommendation is made may respectively have with the nominee for director;

•	any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to nominations for election or re-election as a director; including the nominee’s written consent to being named in the proxy statement as a nominee for director and to serving as a director, if nominated and elected; and

•	with respect to (i) shareholders that have owned more than 5% of our common stock for at least one year as of the date the recommendation is made or (ii) a group of shareholders that, in the aggregate, have owned more than 5% of our common stock for at least one year as of the date the recommendation is made:

•	a written statement that the shareholder or group of shareholders have owned more than 5% of our common stock for more than one year; and

•	a written consent of the shareholder or group of shareholders to be named in our proxy statement.

The completed form of recommendation must be sent to the nominating committee at our principal executive offices: 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

Director Nominations by Shareholders for 2016 Annual Meeting of Shareholders

A shareholder wishing to nominate his or her own candidate for election to our board at our 2016 annual meeting of shareholders must submit a written notice, in the form specified below, of his or her nomination of a candidate to our corporate secretary at our principal executive offices. The submission must be received at our principal executive offices no later than August 18, 2015. To be timely in the case of a special meeting called for the election of directors or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. In accordance with Article II, Section 16 of our amended and restated bylaws, shareholder nominations that do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in the company’s proxy materials.

In order to be valid, a submission for a shareholder director nomination must set forth:

•	the name and address, as they appear on our records, of the shareholder nominating the persons, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the nomination is made may respectively have with the nominee for director; and

•	any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to nominations for election or re-election as a director; including the nominee’s written consent to being named in the proxy statement as a nominee for director and to serving as a director, if nominated and elected.

The completed form of notice must be sent to our corporate secretary at our principal executive offices: 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.”

Certain Transactions

During the fiscal years ended September 30, 2014 and 2013, there have been no transactions of more than $120,000 between Hennessy Advisors and any shareholder, director, or executive officer.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President, Chief Executive Officer, and Chairman of the Board of Directors
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Secretary
Daniel B. Steadman	Executive Vice President and Chief Compliance Officer

We refer to these individuals as our “executive officers.”

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Overview

The goal of our compensation program is the same as our broader company-wide goal: to create long-term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (i) encourage our executive officers to remain with us for long and productive careers and (ii) align the interests of our executive officers with the interests of our shareholders. We believe that most of our compensation elements simultaneously fulfill both of these objectives. The elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high level executives, all of our executive officers are essential to our success. Our executive officers are experienced in the mutual fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our executive officers remains low and that our executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize executive officer retention include:

•	equity awards that vest over a four-year period;

•	competitive base salaries;

•	company 401(k) contributions; and

•	severance or change of control agreements.

Alignment. We seek to align the interests of our executive officers with our interests. Key elements of our compensation program that are designed to align the interests of our executive officers with the interests of our shareholders include:

•	cash bonuses based on individual and company-wide performance; and

•	equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards correspond to stock price appreciation.

Process for Determining Compensation of our Executive Officers

The compensation committee is responsible for establishing and administering our policies governing the compensation of executive officers. Our chief executive officer receives a salary and a formulaic quarterly cash bonus pursuant to his employment agreement. He recommends, after consultation with the other two members of the executive management team, to the compensation committee the amount of base salary, cash bonus, company 401(k) contributions, and equity compensation for the company’s other two executive officers, as well as the amount of his own company 401(k) contribution and equity compensation. The chief executive officer’s recommendations are based on salary surveys, his experience and the performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. With respect to each area against which our executive officers are evaluated, the compensation committee reviews our performance and each executive officer’s performance during the year against targeted performance and then evaluates whether individual and company-wide goals set during the prior year review were achieved. Specific factors affecting compensation decisions for executive officers include, but are not limited to, the following:

•	key financial measurements such as growth in profitability and earnings per share;

•	specific performance objectives such as productivity, presentations and attendance at conferences and trade shows;

•	compliance with the regulations of the SEC;

•	the ability to lead and effectively manage the company’s employees;

•	performance in preparing and effectively executing short- and long-term strategic plans for the company; and

•	performance in providing administrative services, shareholder services, and investment advisory services to sixteen open-end mutual funds and their parent company: the Hennessy Funds Trust.

Elements of our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for an executive officer’s regular work. According to the McLagan “2014 Management and Administration Survey” of asset management firms, our executive officers’ cash compensation is in the bottom half of all financial services companies participating in the survey. The salaries of all of our executive officers are reviewed annually and may be adjusted from time to time.

At the time of our initial public offering, we entered into an employment agreement with Neil J. Hennessy relating to his service as the chairman of the board of directors, president, and chief executive officer of Hennessy Advisors and as chief investment officer and portfolio manager for our mutual funds. On February 21, 2014, we amended and restated the employment agreement which provides for Mr. Hennessy’s continued service as chairman of the board, chief executive officer and president of the company and chief investment officer and portfolio manager for our mutual funds through February 21, 2019, with automatic one-year renewals unless either party gives written notice to the other at least 60 days prior to the expiration of the then-current term.

Under the terms of the employment agreement, Mr. Hennessy is entitled to receive an annual base salary of $350,000, which amount may be increased in the board of directors’ sole discretion at the start of each calendar year, to receive certain performance-based incentive awards (as described below) and to participate in our benefit plans. In the event that (a) Mr. Hennessy’s employment is terminated by the company without cause (where cause is defined as felony convictions, willful or gross misconduct, or a material breach of the agreement; but not death or disability) or (b) Mr. Hennessy terminates his employment with the company for good reason (which is defined as a material change in position or alteration of duties), Mr. Hennessy is entitled to receive the greater of (i) his full base salary and 75% of the average annual bonus paid to Mr. Hennessy during the term of his employment for the remaining term in the agreement or (ii) one year’s full base salary and an allocable bonus. In the event Mr. Hennessy is terminated for cause or voluntarily terminates his employment with the company, no severance will be payable. The board is not increasing Mr. Hennessy’s salary for fiscal year 2015.

Bonuses. Mr. Hennessy receives a quarterly incentive-based bonus pursuant to his employment agreement. The quarterly bonus formula in the amended and restated employment agreement remains the same, as follows: beginning on January 1, 2014, Mr. Hennessy is entitled to receive a quarterly incentive-based bonus in the amount of 10% of the company’s pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (A) bonuses payable to employees (including related payroll tax expenses) for the fiscal year, (B) depreciation expense, (C) amortization expense, (D) compensation expense related to restricted stock units (or other stock-based compensation expense) and (E) asset impairment charges (such amount, for each quarter, the “Quarterly Bonus”). The Quarterly Bonus year begins on October 1 of each year and continues until September 30 of the following year (the “Fiscal Year”). With respect to any fiscal quarter in which a Quarterly Bonus is earned, Mr. Hennessy will receive 50% of such Quarterly Bonus within 75 days following the end of such fiscal quarter and the remaining 50% will be held in a reserve account. If there is a quarterly pre-tax loss (computed in the same manner as pre-tax profit) during any fiscal quarter during the same Fiscal Year, the reserve account will be reduced by an amount equal to 10% of such pre-tax loss. If there is a positive balance in the reserve account at the end of the Fiscal Year, such positive amount will be paid to Mr. Hennessy within 75 days following the end of such Fiscal Year. If there is a negative balance in the reserve account at the end of the Fiscal Year, the negative reserve will be cancelled and not carried forward into the next Fiscal Year. Mr. Hennessy must be an active employee of the company when any bonus is paid in order to be eligible to receive such bonus payment.

Bonuses for our executive officers other than Mr. Hennessy are paid out of a general bonus pool for all employees. The bonus pool in total is set as a percentage of pre-tax profits and therefore fluctuates based on our overall performance. Our executive management team (which is comprised of our three executive officers) determines the percentage amount to be accrued in the bonus pool each year and reviews that percentage amount quarterly based on the current performance of the company. Each executive officer’s (other than Mr. Hennessy’s) portion of the bonus pool is based approximately 40% on individual performance and approximately 60% on company-wide performance, as discussed in his or her compensation review. Each year, our executive management team sets company-wide goals that are then presented to the board. Individual performance objectives are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2014, company-wide objectives were maintaining profitability, updating the compliance program, developing and expanding the distribution and sales program, hiring opportunistically, and pursuing strategic business opportunities. Because the bonus accrual is based on a percentage of pre-tax profits, the bonus is automatically aligned with our performance.

Equity Awards. We have determined that restricted stock units are the most effective compensation tool for a company of our size, because restricted stock units can provide the same value to executive officers as stock options, but with less dilution to earnings per share. Because they vest over a four-year period, the equity awards are granted as a strategy for executive retention. The amount of the equity pool in total is set subjectively based on our budget limitations for future years. The quantities are adjusted based on the fair value of the equity at the date of grant, which determines the total cost to us. The equity awards are granted annually, if at all, after the compensation committee completes its annual review of our executive officers.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive management team annually and approved by the compensation committee with respect to the executive officers.

Severance or Change of Control Agreements. Mr. Hennessy’s employment agreement provides for severance payments in the event he is terminated by us for cause or he terminates his employment with us for good reason, as discussed elsewhere in this proxy statement. We believe that these severance payments provide job security for Mr. Hennessy and allow him to focus on the performance of our company.

We have also entered into bonus agreements with Ms. Nilsen and Mr. Steadman that provide for payments in the event of a change of control, which are described elsewhere in this proxy statement. The change of control payments are intended to allow Ms. Nilsen and Mr. Steadman to focus on their performance and to ensure a smooth transition in the event of a change in control. Ms. Nilsen and Mr. Steadman would be paid with or without termination in the event of a change of control in order for them to stay focused on our best interests and interests of our shareholders in the event a change in control is anticipated or occurs.

Other Compensation. We pay for a car allowance, premiums on life insurance, and premiums on disability insurance for
Neil J. Hennessy, as recommended by our board of directors.

Tax Treatment

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid in any taxable year to certain executive officers that exceeds $1,000,000 unless such compensation falls within certain exceptions. It is the policy of the compensation committee that we should use our best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions and thereby continue to be deductible by us. The compensation committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives.

The following table summarizes the compensation of our executive officers for the fiscal years ended September 30, 2014 and 2013.

Summary Compensation Table for Fiscal Years 2014 and 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (4)	Total
Neil J. Hennessy	2014	$350,000	$—	$279,750	$—	$1,749,515	(2) (3)	$58,940	$2,438,205
President and CEO	2013	$350,000	$—	$90,000	$—	$1,171,340		$50,050	$1,661,390
Teresa M. Nilsen
Executive Vice President, CFO, COO and Secretary	2014	$250,000	$—	$279,750	$—	$450,000		$13,000	$992,750
	2013	$225,000	$—	$135,000	$—	$350,000		$11,563	$721,563
Daniel B. Steadman
Executive Vice President and Chief Compliance Officer	2014	$200,000	$—	$279,750	$—	$300,000		$10,313	$790,063
	2013	$170,000	$—	$90,000	$—	$225,000		$8,875	$493,875

(1)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 - Stock Compensation. The fair values of the stock awards per share on the date of grant are: $18.65 based on the closing price of our common stock on the date of grant of 9/23/2014 and $9.00 based on the closing price of our common stock on the date of grant of 9/16/2013.
(2)	Mr. Hennessy receives an incentive-based management fee in the amount of 10% of our pre-tax profits before any bonuses, depreciation expense, amortization expense, compensation expense related to restricted stock units (or other stock-based compensation expense) and asset impairment charges for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 12.
(3)	Mr. Hennessy’s bonus is 10% of our pre-tax profit. The pre-tax profits for fiscal year 2014 are calculated as income before tax of $13,061,500, plus bonuses of $3,890,950 (Mr. Hennessy’s bonus accrual and the bonus accrual for other employees), plus payroll tax accruals of $99,300, plus depreciation and amortization expense of $241,600, plus compensation expense related to restricted stock units of $201,800, for a total pre-tax profit of $17,495,150.
(4)	All other compensation includes premiums on life insurance ($31,500 and $23,790, respectively) and disability insurance ($3,140 for both years) for Neil J. Hennessy for fiscal years 2014 and 2013. Other compensation also includes a car allowance for Neil J. Hennessy ($11,300 and $10,370, respectively) for fiscal years 2014 and 2013 and profit sharing contributions to the executive officers’ 401(k) plan as follows: Neil J. Hennessy ($13,000 and $12,750, respectively); Teresa M. Nilsen ($13,000 and $11,563, respectively); and Daniel B. Steadman ($10,313 and $8,875, respectively) for fiscal years 2014 and 2013.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth the outstanding equity awards held by our executive officers at September 30, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy
President and CEO	—	—	$—		22,500	(2)	$447,300
Teresa M. Nilsen
Executive Vice President,
CFO, COO and Secretary	—	—	$—		26,250	(3)	$521,850
Daniel B. Steadman
Executive Vice President and
Chief Compliance Officer	—	—	$—		22,500	(2)	$447,300

(1)	Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested are calculated as the number of unvested units times the fair market value of $19.88 per share at 9/30/14. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.
(2)	The non-vested awards have the following vesting date: 3,750 on 9/23/15; 3,750 on 9/23/16; 3,750 on 9/23/17; 3,750 on 9/23/18; 2,500 on 9/16/15; 2,500 on 9/16/16; and 2,500 on 9/16/17.
(3)	The non-vested awards have the following vesting date: 3,750 on 9/23/15; 3,750 on 9/23/16; 3,750 on 9/23/17; 3,750 on 9/23/18; 3,750 on 9/16/15; 3,750 on 9/16/16; and 3,750 on 9/16/17.

Potential Payments Upon Termination or Change-In-Control

Neil J. Hennessy

The employment agreement with Neil J. Hennessy states that termination by us without cause (where cause is defined as felony convictions, willful or gross misconduct, or a material breach of the employment agreement; but not death or disability) or termination by Mr. Hennessy for good reason (which is defined as a material change in position or alteration of duties) entitles Mr. Hennessy to the greater of (i) his full base salary and 75% of the average annual bonus paid to Mr. Hennessy during the term of his employment for the remaining term in the contract and (ii) one year’s full base salary and an allocable bonus (as measured above). In the event Mr. Hennessy is terminated for cause or voluntarily terminates his employment, no severance will be payable. If a change of control occurs (defined as a sale, transfer or other disposition of all or substantially all of our assets or business, whether by merger, consolidation or otherwise), we may assign the employment agreement and its rights, provided that the assignee assumes all of our obligations.

Teresa M. Nilsen and Daniel B. Steadman

Agreements with Teresa M. Nilsen, executive vice president, chief financial officer and chief operating officer, and Daniel B. Steadman, executive vice president and chief compliance officer, define a change of control as the occurrence of one or more of the following events:

1.	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (A) by us or any of our employee benefit plans (or related trusts), (B) by Neil J. Hennessy or any affiliate, or (C) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

2.	50% or more of the members of our board of directors (A) are not continuing directors, or (B) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

3.	the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (B) consummation of the sale or other disposition of all or substantially all of the assets of the company or (C) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Upon a change of control, as described above, we are required to pay Ms. Nilsen and Mr. Steadman, within 15 days of the change of control, a one-time cash bonus equal to the greater of, the following:

For Ms. Nilsen:

(a) $750,000; or

(b) the sum of 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, 150% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For Mr. Steadman:

(a) $500,000; or

(b) the sum of 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, 100% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For both Ms. Nilsen and Mr. Steadman, if the bonus payable upon a change of control will be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the bonus payable will be reduced to one dollar less than an “excess parachute payment.”

Upon a change of control, 100% of both Ms. Nilsen and Mr. Steadman’s restricted stock units granted prior to the change of control would vest.

Director Compensation for Fiscal Year 2014

The following table sets forth compensation received by each of our directors, other than our executive officers, in fiscal year 2014. Effective October 11, 2014, our directors will receive $10,500 per board meeting (increased from $6,000 per board meeting) and $1,500 per committee meetings (increased from $1,000 per committee meeting). Committee chairs will receive $2,000 per committee meeting (increased from $1,500 per committee meeting).

Director Compensation for Fiscal Year 2014 (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Henry Hansel (3)	$40,000	$33,750	$73,750
Brian A. Hennessy (4)	$36,000	$33,750	$69,750
Daniel G. Libarle (5)	$44,000	$33,750	$77,750
Rodger Offenbach (6)	$38,000	$33,750	$71,750
Thomas L. Seavey (7)	$43,000	$33,750	$76,750
Susan W. Pomilia	$12,000	$—	$12,000

(1)	Executive officers who are directors (Neil J. Hennessy, Teresa M. Nilsen, and Daniel B. Steadman) do not receive additional compensation for directors services and are therefore excluded from this table.
(2)	The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 - Stock Compensation. The fair value of the stock award per share on the date of grant is $9.00 based on the closing price of our common stock on the date of grant of 9/16/2013.
(3)	Mr. Hansel had 3,750 restricted units as of September 30, 2014.
(4)	Mr. Hennessy had 3,750 restricted units as of September 30, 2014.
(5)	Mr. Libarle had 3,750 restricted units as of September 30, 2014.
(6)	Mr. Offenbach had 3,750 restricted units as of September 30, 2014.
(7)	Mr. Seavey had 3,750 restricted units as of September 30, 2014.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO OUR SECOND AMENDED AND RESTATED BYLAWS

Our board of directors is committed to maintaining a board of competent, effective board members. To increase the level of discussion and debate, we are requesting that the shareholders approve an amendment to our Second Amended and Restated Bylaws to increase the minimum and maximum number of positions on the board of directors.

Specifically, our board of directors has approved, and recommends that our shareholders approve at the annual meeting, an amendment to our Second Amended and Restated Bylaws that would increase the minimum number of directors to seven and maximum number of directors to eleven, as disclosed in this proxy statement. Accordingly, the following resolution is submitted for shareholder approval at the 2015 annual meeting of shareholders:

“RESOLVED, that the shareholders approve the amendment to our Second Amended and Restated Bylaws to increase the minimum and maximum number of positions on the board of directors to 7 and 11, respectively.”

If shareholders approve the amendment to our Second Amended and Restated Bylaws, Article III, Section 2 of our Second Amended and Restated Bylaws will be amended and restated in its entirety as set forth in Appendix A attached to this proxy statement.

Our board of directors recommends a vote “FOR” the amendment to the Bylaws to increase the minimum and maximum number of board members as described in this proxy statement. Proxies solicited by the board of directors will be voted “FOR” the amendment to the Bylaws unless the shareholder has specified otherwise.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Marcum LLP to audit the financial statements of Hennessy Advisors for the fiscal year ending September 30, 2015, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Marcum LLP, the audit committee will reconsider the selection.

Audit services provided by Marcum LLP in fiscal year 2014 included the audit of the financial statements of Hennessy Advisors, reviews of interim financial statements, and consultations on matters related to accounting and financial reporting.

Marcum LLP also provided certain audit related and non-audit services to Hennessy Advisors during fiscal year 2014, which were reviewed by the audit committee and are more fully described on page 20 of this proxy statement.

Representatives of Marcum LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The board of directors recommends a vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2015. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2015 unless the shareholder has specified otherwise.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2014. The audit committee also discussed with the independent accountants the matters required by Auditing Standard No. 16. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC.

Daniel G. Libarle, Chairman

Henry Hansel

Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act 1934.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected Marcum LLP to serve as our independent registered public accounting firm for the current fiscal year ending September 30, 2015. Representatives of Marcum LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors for the fiscal years ended September 30, 2014 and 2013.

	Audit Fees	Audit- Related Fees (1)	Tax Fees (2)	Other Fees	Total Fees
Fiscal Year 2014—Marcum LLP	$65,000	$83,000	$15,000	$—	$163,000
Fiscal Year 2013 —Marcum LLP	$78,000	$105,000	$16,000	$—	$199,000

(1)	Audit related fees are for SEC compliance reviews of Form 10-Q, Form 8-K and Form S-8 and discussion of the purchase of assets related to the management of the FBR Funds.
(2)	Tax fees are for preparation of federal and state income tax returns and assistance with estimated tax payments.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of our audit committee for any service provided by our independent accounting firm.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in our proxy statement and form of proxy relating to the 2016 annual meeting of shareholders, a written copy of their proposal must be received at our principal executive offices no later than August 18, 2015. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. To ensure prompt receipt by Hennessy Advisors, proposals should be sent certified mail, return receipt requested.

Shareholders wishing to submit names of potential candidates for consideration by our nominating committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Policies and Procedures for Submitting Recommendations for Potential Nominees for Director and for Nominations for Directors by Shareholders for the 2016 Annual Meeting of Shareholders.” Shareholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed in that section. Rule 14a-8, which requires the inclusion of shareholder proposals in our proxy materials, does not apply to director nominations by shareholders.

Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely under our bylaws if we receive it after August 18, 2015, and will not be placed on the agenda for the 2016 annual meeting of shareholders.

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Hennessy Advisors does not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2014 annual meeting of shareholders.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2014 accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. Information regarding the assumptions made in valuing the stock awards contained in the footnotes to the financial statements in the Form 10-K is incorporated by reference into this proxy statement. We will provide a copy of this Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Pursuant to the rules of the Securities Exchange Act of 1934, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report on Form 10-K and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report on Form 10-K or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Hennessy Advisors. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees for directors, for their expenses for sending proxy material to principals and obtaining their proxies.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen
Teresa M. Nilsen, Secretary

December 15, 2014

PROPOSED AMENDMENT TO ARTICLE III, SECTION 2 OF THE SECOND AMENDED AND

RESTATED BYLAWS OF HENNESSY ADVISORS, INC.

(New language is indicated by underlining and deletions are indicated by strike-through)

Article III, Section 2 of the Second Amended and Restated Bylaws of Hennessy Advisors is amended and restated in its entirety to read as follows:

A.	The authorized number of directors shall be not less than ~~five~~ seven (7) nor more than ~~nine~~ eleven (11). The exact number of directors shall be fixed from time to time by resolution of the ~~board~~ Board of ~~directors~~ Directors, except that in the absence of any such designation, such number shall be ~~five~~ nine (9).

B.	The maximum or minimum authorized number of directors may only be changed by an amendment of this Section approved by the affirmative vote ~~or written consent~~ of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the minimum number of directors to a number less than ~~five shall not~~ seven (7) cannot be adopted if the votes cast against its adoption at a meeting (or the shares not consenting in the case of action by written consent~~) exceed~~ are equal to or more than 16-2/3% of ~~such~~ the outstanding shares entitled to vote; and provided further, that in no case shall the stated maximum authorized number of directors exceed two times the stated minimum number of authorized directors minus one.

Appendix A

A-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on January 27, 2015.
Vote by Internet
• Go to www.investorvote.com/HNNA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	01 - Neil J. Hennessy 04 - Henry Hansel 07 - Rodger Offenbach	02 - Teresa M. Nilsen 05 - Brian A. Hennessy 08 - Thomas L. Seavey	03 - Daniel B. Steadman 06 - Daniel G. Libarle 09 - Susan W. Pomilia

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	To approve amendment to our second amended & restated bylaws.	☐	☐	☐

3.	Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01XV4C

Important notice regarding the Internet availability of proxy materials for the 2015 Meeting of stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.hennessyadvisors.com/proxy.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HENNESSY ADVISORS, INC.

2015 Meeting of Stockholders - January 29, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2015 Meeting of Stockholders of the company to be held January 29, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” ITEMS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)